Exhibit 10.18

Letter of Intent

By and Between:

[LOGO]

Sea Tow Services International, Inc.

AND

[LOGO]

Varitek Industries, Inc.

THIS Letter of Intent (“LOI”) is between Sea Tow International, Inc. (“STII”), and Varitek Industries, Inc. (“VTKI”). When referencing STII and VTKI individually, they may hereinafter be also referred to as the “Party.” When referenced together, they may hereinafter be referred to as the “Parties.” This LOI represents a continuation of the program commenced by the Parties and set forth in the Memorandum of Understanding entered on April 19, 2002 and involves the continued offering and selling of STII’s standard memberships to the general public.

Varitek Industries, Inc. (OTC: VTKI) designs, develops, and markets wireless data systems and technologies in response to identified consumer, commercial, and/or institutional needs and demands; VTKI has developed telematics devices and the associated software support infrastructure, communication infrastructure and related services.

The term “Telematics” encompasses the interconnection between computers (i.e., information) communication, and location. Varitek Telematics systems utilize a small light-weight, computer with a broad range of electronic functionality and is targeted at the rapidly emerging market for on-asset communications – combining wireless voice and data transfer with Global Positioning Satellite (GPS) technology to provide location-based connectivity, security, information accumulation, tracking, mobile commerce, enhanced productivity, and entertainment services.

VTKI offers a range of telematic services to business and consumers on a monthly subscription basis. The VTKI telematics device is presently being marketed to the marine and maritime marketplace, recreational vehicle markets and heavy equipment markets but is extensible to many other applications and industries.

STII through its domestic and international franchisees provides boaters with a membership service. The STII membership, referred to under its trademarks, including “Your Road Service at Sea,®” offers service to boaters. STII provides comprehensive services 365 days per year on a 24/7 basis.

WHEREAS, the Parties agree to continue the development of their business relationship which leverages on the combined expertise, capabilities, contacts, knowledge and services to enable the delivery of Telematics capabilities and services to customers in the marine and maritime industry, and

WHEREAS, the Parties to this LOI agree that their business relationship shall take the form of VTKI in connection with its contractors providing Telematics solutions, customer support, call center operations, data reporting, technical expertise, product improvements and enhancements together with the sale of Sea Tow memberships.

WHEREAS, the Parties to this LOI agree that their business relationship will also take the form of STII offering strategic product and service input to VTKI. In addition, STII agrees to the reselling of VTKI Telematics products and services to the STII current and future customer base and to making prospective customer introductions to STII’s OEM and retail relationships. Furthermore STII agrees to the internal utilization of the VTKI Telematics products and services. STII further agrees in providing STII services to all customers utilizing the VTKI Telematic solution who have purchased, or have had purchased for them, Sea Tow memberships.

NOW, THEREFORE, in recognition of their mutual interests and desires and the premises set forth above, the Parties do hereby manifest by this LOI their intent to negotiate in good faith, mutually agreeable terms and conditions to be included in a formal binding agreement between the Parties to be concluded at a later date (the “Definitive Agreement”). In this regard, the Parties set forth the following non-binding principles which are to be negotiatedin said Definitive Agreement, unless determined by legal counsel of one of the Parties to be against the law or public policy:

1.	OVERVIEW OF DEFINITIVE AGREEMENT. Subject to the foregoing, the terms and conditions for the Parties to this LOI are:

(1)	Co-Brand, deliver, and package an exclusive aftermarket marine recreational product and to the extent feasible the commercial marine market,produced by VTKI and supported and sold by STII as “SeaSmart® by Remote Knowledge,” recognizing that Sea Smart is a registered trademark of STII, used in connection with its membership program and subject to a license or other agreement to be included in the Definitive Agreement, including the retail boat industry; the marina and boat service sector; and solutions to the boating consumers.

(2)	Agreement to a 12-month (500 units expected per month) volume order commitment for the Purchase and Delivery of VTKI’s telematics solutions and services to identified STII customers as outlined within the definitive agreement.

(3)	Purchase and Delivery of potentially 500 RK3000 systems for the internal utilization of STII by the STII franchisees.

(4)	Joint Venture refinement and delivery of a packaged VTKI/Sea Tow call center solution whereby STII delivers and supports the solution to all emergency and on-water response request and VTKI will deliver and support all OEM, Dealer Distributor and end-user information and ancillary requests and STII through its membership program will sell memberships and deliver services upon request.

(5)	Joint venture refinement and delivery of a packaged VTKI/Sea Tow solution to OEM boat builders on a membership basis in accordance with STII’s programs. *** OEM’s are the ultimate customer of VTKI and will be defined as such in the definitive agreement***

(6)	Joint pursuit of opportunities to provide packaged Telematics/Sea Tow solution within government and quasi-governmental applications,

(7)	Joint pursuit of public funding for the development and delivery of all mutual initiatives.

2.	ROLES AND RESPONSIBILITIES. The primary responsibilities of STII and VTKI are set forth in Exhibit A and Exhibit B respectively, attached hereto. Each Party will designate a representative to act as the primary point-of-contact (POC) related to this LOI.

3.	MUTUAL COOPERATION.

a.	The Parties intend to cooperate with each other in the pursuit of business transactions with potential Customers. Each Party will furnish information to the other, work on mutually beneficial technical, and marketing efforts, and perform other such activities as may be reasonably required to support a customer or industry sector that the Parties have mutually agreed to pursue under this cooperative effort.

b.	The specific rights, duties, and obligations of the respective Parties in connection with each project shall be governed by such agreement(s) as the parties may hereafter enter following good faith negotiations. Such agreement(s) shall be based on mutually acceptable terms and conditions, including fair and reasonable prices and the inclusion of any terms and conditions required or contemplated by law, regulation or otherwise included in such agreement(s).

c.	For opportunities that the Parties mutually agree to pursue, the Parties will agree, to the extent possible, to provide each other with the “first right of refusal” for unique capabilities, services and products beyond the normal scope of the parties’ routine business.

4.	COMPLIANCE WITH LAWS. The Definitive Agreement contemplated by this LOI to be executed by the Parties at a later date will include appropriate provisions requiring both Parties to comply with all U.S. and International laws and regulations.

5.	PROPRIETARY INFORMATION. All information exchanged by the Parties is governed by the Non-Disclosure Agreement (NDA), which is already in place, and hereby incorporated by reference into this LOI so long as it shall remain in effect. A copy of the Agreement for Exchange of Confidential Information executed by the Parties is attached as Exhibit C.

6.	NOTICES. Any notice, demand, request, statement, or other writing required or permitted by this LOI shall be deemed to have been sufficiently given either when personally delivered or mailed by certified or registered United States mail with postage prepaid to the address of the Parties specified herein. The individuals designated below shall be, unless and until otherwise provided in writing by the appropriate Party, the only individuals eligible to receive any and all written notices under this LOI:

SEA TOW INTERNATIONAL, INC.	VARITEK INDUSTRIES, INC.

Keith Cummings	Marty Vogt
1560 Youngs Avenue – Box 1178	16360 Park Ten Place Suite 360
Southold Avenue, 11971	Houston, TX 77084
Phone: 631-765-3660	Phone: 281-599-4900
Email: keith@seatow.com	Email: mjvogt@varitekindustries.com

7.	MARKETING EXPENSES. Each Party will bear all of its own expenses, costs, risks, and liabilities arising out of any marketing efforts related to this LOI, and neither Party will make any claim or charges against the other for such efforts unless mutually agreed to in advance of any such occurrence by both parties.

8.	PUBLICITY AND NEWS RELEASES. Any information regarding this LOI, or anything relating to this LOI shall not be released to the news media or general public, without the prior approval of the non-releasing Party; such approval shall not be unreasonably withheld. VTKI as a public entity is obligated to certain public disclosure rules and therefore shall be required to release any and all material events in a timely manner. It is understood by both parties that a mutual press release shall be issued upon the execution of the LOI and the following execution of any preceding definitive agreements.

9.	NATURE OF AGREEMENT. This LOI shall not be construed to create a joint venture or other form of business organization of any kind between the Parties. At all times the Parties shall remain independent contractors, each responsible for its own employees.

10.	INDEPENDENT CONTRACTOR. Each Party is an independent contractor and shall be free to exercise discretion and independent judgment as to the method and means of performance of the services or products contracted for by the other Party. Each Party shall be fully responsible for all supervision, performance, activities and liabilities due to, incurred by or because of its personnel and its personnel shall in no sense be considered employees of the other Party. Each Party’s personnel will not, by virtue of this LOI, be entitled or eligible to participate in any benefits or privileges extended by the other Party to its employees.

11.	EFFECTIVE DATE. The effective date of this LOI is April 15, 2003, in accordance with the MOU executed on April 15, 2002, thereby maintaining currency without hiatus. To accomplish the Parties’ objectives, this LOI shall stay in effect until May 1st, 2004. If a Definitive Agreement is not executed and delivered on mutually acceptable terms by the Parties by May 1st 2004, then the proposed relationship with STII and VTKI described in this LOI shall terminate; provided, however nothing herein shall alter or diminish in any manner each Parties’ responsibilities, obligations, and covenants set forth in the Non-Disclosure Agreement (which shall continue in full force and effect).

EXHIBITS:

1.	Exhibit A – Proposed Division of Responsibilities for STII

2.	Exhibit B – Proposed Division of Responsibilities for VTKI

3.	Exhibit C – Agreement for Exchange of Confidential Information

NEITHER THIS LOI AS A WHOLE, or any single portion thereof, shall be deemed binding upon the Parties, unless and until incorporated into a binding contract document properly executed by representatives of the Parties, each acting within the scope of a properly authorized delegation of authority. Notwithstanding the legally unenforceable nature of this document, the representatives of the Parties executing this document warrant by their signatures that they will act in good faith and diligence to achieve the intent manifested herein.

IN WITNESS WHEREOF, the Parties hereto have caused this LOI to be executed in duplicate as of the day and year below written.

Sea Tow International, Inc.	VARITEK INDUSTRIES, INC.

By:	By:
(Signature)	(Signature)

Capt. Joseph J. Frohnhoefer	Randy Bayne
(Typed Name)	(Typed Name)

Chairman and CEO	President /CEO
(Title)	(Title)

(Date)	(Date)

EXHIBIT A

PROPOSED DIVISION OF RESPONSIBILITIES – STII

This Exhibit lists the Primary Responsibilities of STII to be negotiatedinto the Definitive Agreement, which is contemplated by this LOI:

1.	Will work with Varitek in the distribution, marketing and delivery of an overall Varitek/SeaTow Telematics Solution in accordance with STII’s membership programs.

2.	Support project management and engineering services to integrate, test, and deliver the software products with commercial software products, computing platforms, and communications infrastructure related to call center operations.

3.	Provide appropriate access for VTKI personnel to key STII personnel for information exchange, critical decision-making in connection with projects and efforts described by the Definitive Agreement.

4.	Will provide access to any marine and maritime contacts and related information necessary to refine and deliver a better telematics solution for the Identified Opportunities.

5.	Will seek to have the Varitek Telematics solution purchased and deployed on all STII franchise response vessels.

6.	Will make introductions within the marine and maritime business to any and all parties that might have an interest in the deployment of a telematics solution. This shall include OEM boat Builders, dealers, insurance companies, finance companies, US Coast Guard, port authorities, and any other potential customers of a Varitek/SeaTow telematics solution.

7.	Support Varitek in the marketing efforts for the Telematics capabilities, products, and services being developed; such responsibilities may include the development of marketing materials, launching a marketing web-site, and supporting the performance of demonstrations and presentations to potential clients.

8.	Will work in conjunction with Varitek to define requirements definition and product refinements necessary to address customer needs.

9.	Will work with Varitek to seek Federal, municipal or other public development funding for special projects.

EXHIBIT B

PROPOSED DIVISION OF RESPONSIBILITIES – VTKI

This Exhibit lists the Primary Responsibilities of VTKI to be incorporated into the Definitive Agreement, which is contemplated by this LOI:

1.	Provide appropriate access for STII personnel to all engineering data and documentation to enable a comprehensive assessment of the existing Telematics infrastructure and applications previously developed by VTKI. VTKI has promised to have its version 1 manufactured system provided to STII on or before July 1, 2003, for STII’s rugged use and testing. This commitment is a condition precedent and critical requirement, and all agreements between the parties, except the Confidential Disclosure Agreement (Ex. C hereto) shall be deemed null and void should VTKI fail to timely deliver, or should the version 1, as provided unreasonably fail in such rugged use and testing.

2.	Provide appropriate access for STII personnel to key VTKI personnel for information exchange, critical decision-making in connection with projects and efforts described by the Definitive Agreement.

3.	Lead marketing efforts for the Telematics capabilities, products, and services being developed; such responsibilities may include the development of marketing materials, launching a marketing web-site, and supporting the performance of demonstrations and presentations to potential clients.

4.	Unless otherwise agreed in writing, obtain financing to fund design, development, integration, testing, and delivery of the Telematics capabilities, products, and services being contemplated by the Definitive Agreement.

5.	Support project management and engineering services to integrate, test, and deliver the software products with commercial software products, computing platforms, and communications infrastructure.

6.	Support efforts to coordinate with outside providers and manage integration of those providers into a seamless team to pursue the opportunities put forth in the Definitive Agreement; such responsibilities shall include planning and communications, quality control and validation, and integration and testing.

7.	Support ongoing operations of the Telematics capabilities, products, and services developed; such responsibilities shall include ongoing marketing practices, maintenance of the dedicated web-site, and monitoring customer satisfaction of the information management capabilities, products, and services put forth in the Definitive Agreement.

8.	Support customers utilizing the Telematics products as it related to the transmission, storage, and delivery of any data, which occurs as a result of the sale, and usage of the telematics solutions provided in connection with this agreement.

9.	Provide for carrier services and customer billing in connection with the telematics products and services contemplated by this Agreement.

EXHIBIT C

Agreement for Exchange of Confidential Information

This document has been properly executed by each Party to this LOI and is on-file.